Exhibit 17.1

Linda Starr
4415 Lago Viento
Austin, TX 78734

Board of Directors
Cinnabar Ventures, Inc
17595 S. Tamiami Trail, Suite 300
Ft. Meyers, FL

April 13, 2010

Dear Colleagues,

As discussed, please accept this as confirmation of my resignation from the board, effective immediately.

I will be pursuing other interests and wish you all the best in your endeavors and continue to believe in the market need and appetite for a ‘family friendly internet environment.’

/s/ Linda Starr
Linda Starr

April 13, 2010